EXHIBIT 10.1

AMENDED AND RESTATED EXECUTIVE AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE AGREEMENT (the “Agreement”), made as of this 1ST day of January, 2003, is by and among DONALD J. TRUMP (the “Executive”), TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation (the “Company”), and TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P., a Delaware limited partnership (“THCR Holdings”), and TRUMP ATLANTIC CITY ASSOCIATES, a New Jersey general partnership (“TAC”).

W I T N E S S E T H

WHEREAS, Executive has served as Chairman of the Board of the Company since its inception as a public company in 1995 and as its President and Chief Executive Officer since June, 2000, and has been compensated for serving as such pursuant to the terms of an Executive Agreement, dated as of June 12, 1995, among Executive, the Company and THCR Holdings (as amended prior to the date hereof, the “Executive Agreement); and

WHEREAS, through a corporation owned by him, Executive has provided certain consulting and marketing services to Trump’s Castle Associates, a subsidiary of the Company, pursuant to a Services Agreement, dated December 28, 1993, which expires on December 31, 2005 (the “Services Agreement”); and

WHEREAS, Executive agreed to an early termination of the Services Agreement in order to facilitate the consummation of a refinancing of certain public debt issues of the Company and its subsidiaries (the “Refinancing”); and

WHEREAS, the ongoing services of Executive and his association with the Company are vital to the continued success and future prospects of the Company; and

WHEREAS, Executive, THCR Holdings and the Company heretofore entered into an Amended and Restated Executive Agreement, dated as of April 10, 2003 (the “April 10 Agreement”), pursuant to which Executive agreed to serve as President and Chief Executive Officer of the Company; and

WHEREAS, the parties hereto desire that Executive also agree to serve as the President and Chief Executive Officer of TAC for no additional consideration as contemplated by the April 10 Agreement; and

WHEREAS, the Company desires to secure the services of Executive on a long-term basis and to memorialize the terms of employment of the Executive in this amendment to the April 10 Agreement and restatement thereof; and

WHEREAS, the Executive is willing to perform certain services on behalf of the Company and THCR Holdings on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; DUTIES

Section 1.1 Employment; Duties. The Company shall employ Executive, and Executive hereby agrees to serve, as the President and Chief Executive Officer of the Company. The Company shall recommend that Executive be nominated to serve as a member of the Board of Directors of the Company and, if elected a director, that he serve as its Chairman at all times during the term hereof. Executive shall have such reasonable and customary powers and duties as are generally associated with the positions of President and Chief Executive Officer of a public company, as well as those conferred upon such offices and the position of Chairman of the Board by the by-laws of the Company and resolutions of its Board of Directors. In recognition of the fact that Executive has, and will continue to have, diverse business interests in addition to those of the Company, Executive shall not be required to devote any fixed amount of time to the performance of his duties hereunder, but shall devote sufficient time to discharge his duties hereunder responsibly and in a professional manner. Executive agrees to serve as a director and executive officer of such subsidiaries of the Company as the Board of Directors of the Company and Executive may agree for no additional compensation. Executive hereby agrees to serve as the President and Chief Executive Officer of TAC. Executive may perform this Agreement from one or more locations within the United States that he selects. Executive agrees that he will use his reasonable efforts to maintain all Material Licenses. Nothing herein shall be construed as affecting the obligations of Executive under the Contribution Agreement.

ARTICLE II

TERM

Section 2.1 Term. This Agreement shall be effective as of January 1, 2003 and shall continue for an initial term of three years and thereafter for a three-year rolling term which rolling term shall be automatically extended so that the remaining term of this Agreement on any date after the initial three year term is always at least three years. If during such rolling term either party gives written notice to the other of its election not to continue extending such term, then the term of this Agreement shall end three years from the date on which such notice is given (except that Section 4.4 hereof shall survive any such termination). The parties hereto acknowledge that the Services Agreement was terminated as of December 31, 2002; provided, however, that any Incentive Fee under the Services Agreement (as defined therein) earned in 2002 that is payable in 2003 shall remain payable.

ARTICLE III

COMPENSATION; BENEFITS

Section 3.1 (a) Annual Base Compensation. The Executive shall be paid an annual base salary of $1,500,000 (the “Annual Base Compensation”). The Annual Base Compensation shall be payable to Executive monthly in accordance with the regular payroll practices of the Company.

(b) Additional Fixed Compensation. In addition to Annual Base Compensation, Executive shall be paid additional fixed compensation of $1,500,000 per year (“Additional Fixed Compensation”) for each year beginning with 2003 that the Consolidated EBITDA of the Company is at least $270,000,000 (“Minimum EBITDA”). Minimum EBITDA is subject to adjustment as provided in subsection (d) below. Additional Fixed Compensation shall also be paid monthly in twelve equal installments; provided, however, that if the Board of Directors of the Company shall determine, in its good faith reasonable judgment, that the Company’s Consolidated EBITDA for the current year will not equal or exceed the Minimum EBITDA then the monthly payment thereof shall cease until such time as the Board of Directors shall determine that the Minimum EBITDA will be achieved, at which time the monthly payments shall resume and prior arrearages shall be paid promptly. If, for any year, it shall be determined by March 31 of the next ensuing year that the Minimum EBITDA was not achieved for the prior year, then Executive shall promptly repay all amounts previously paid to him in respect of the Additional Fixed Compensation for such year, without interest. Until such time as Executive makes such repayment, Additional Fixed Compensation for the current year shall accrue but shall not be paid.

(c) Incentive Fee. In addition to Annual Base Compensation and Additional Fixed Compensation, Executive shall also be paid annual incentive compensation equal to 5.0 percent (5%) of the amount by which the Consolidated EBITDA of the Company for any year exceeds Minimum EBITDA for such year (the “Incentive Fee”).

If the Company’s Consolidated EBITDA for any fiscal year does not exceed Minimum EBITDA for such fiscal year, then the Incentive Fee for such year shall be $0. If the Company’s Consolidated EBITDA is less than Minimum EBITDA for a given year, such deficiency shall not be carried forward to reduce or increase the Minimum EBITDA for the following year. Minimum EBITDA is subject to adjustment only as provided in Section 3.1(d) or Section 4.13 hereof.

The Incentive Fee if and when earned with respect to any year or portion thereof, shall be payable to Executive within thirty (30) days after submission by the Company to the New Jersey Casino Control Commission (the “Casino Control Commission”) of an annual report reflecting the consolidated results of operations of the Company for such year.

(d) The parties hereto agree that the Minimum EBITDA of $270 million set forth above in subsection (a) is based upon the operations of THCR and its subsidiaries existing as of

January 1, 2003. The parties agree to negotiate in good faith to adjust Minimum EBITDA either upwards or downwards, as appropriate, to reflect any new casino gaming operations of THCR and its subsidiaries undertaken after January 1, 2003, or the sale of any operations after such date.

Section 3.2 Expenses. Within ten (10) business days after presentation of expense vouchers in such detail as may be necessary under applicable rules or regulations of the Internal Revenue Service, or as otherwise may reasonably be requested by the Company, the Company shall reimburse the Executive for all reasonable and sufficiently documented expenses incurred by the Executive in connection with this Agreement. Executive shall also be reimbursed for amounts paid by him or a corporation owned by him in respect of expenses relating to his New York staff that are related to the performance by Executive of this Agreement.

Section 3.3 Fringe Benefits and Air Travel. During the term hereof, Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company as in effect at the time with respect to other senior executives of the Company.

Section 3.4 Office and Support Services. During the term, Executive shall be entitled to office space, and to secretarial and other support services, at least equal to the most favorable of such as provided with respect to other senior executives of the Company.

Section 3.5 Other Benefits. Executive shall be eligible to participate in any and all other benefit plans of the Company for which senior executive employees are eligible.

ARTICLE IV

DEFINITIONS – ADDITIONAL PROVISIONS

Section 4.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Consolidated EBITDA” means, with respect to the Company and its consolidated subsidiaries, for any period, an amount equal to the sum of (i) the net income (or loss) of the Company and its consolidated subsidiaries for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under capitalized leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA Bonds. Additional Fixed Compensation and Incentive Fee for a given year shall not be deducted in determining net income of the Company for such year for purposes of this Section 4.1.

“Contribution Agreement” means the Contribution Agreement among THCR Holdings, Donald J. Trump, THCR/LP and Trump Casinos, Inc., as amended.

“Material License” means the casino gaming licenses and qualifications referred to in Sections 4.6, 4.7 and 4.8 hereof and any other license or qualification that Executive is required to obtain with respect to any new jurisdiction in which the Company or its subsidiaries conduct casino gaming activities in the future.

“Subsidiary” or “subsidiary” means: a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by such person and one or more subsidiaries of such person or by one or more subsidiaries of such person; any other person (other than a corporation) in which such person, one or more subsidiaries of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof have a majority ownership interest; or a partnership or limited liability company in which such person or a subsidiary of such person is, at the time, general partner or a managing member and has a majority ownership interest.

Section 4.2 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 4.3 Confidential Information. Neither the Company nor Executive shall disclose or permit the disclosure of any information deemed confidential by either of them except (i) to the directors, officers, agents, employees or representatives of the company and THCR Holdings and their subsidiaries; (ii) if required by a court of competent jurisdiction or other governmental agency or body or otherwise required by law or legal process; or (iii) to the extent reasonably required to perform the Agreement.

Section 4.4 Indemnification.

(a) The Executive shall be indemnified and held harmless by the Company and THCR Holdings in his capacity as a director and officer of the Company (and any of its subsidiaries of which Executive is a director or officer) to the full extent permitted by the Delaware General Corporation Law.

(b) The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of Executive consistent with its current practices.

(c) The provisions of this Section 4.4 shall survive the expiration of the Term of employment of Executive for any reason for 10 years thereafter or such longer period as the Company maintains such insurance for the benefit of past directors and officers.

Section 4.5 Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger (including delivery by overnight express delivery services) or by first-class U.S. mail, with postage prepaid, registered or certified, and if intended for the Company, THCR Holdings or TAC, delivered or addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

Trump Hotels & Casino Resorts, Inc.

Trump Hotels & Casino Resorts Holdings, L.P.

Trump Atlantic City Associates

1000 Boardwalk at Virginia

Atlantic City, NJ 08401

Attention: Robert M. Pickus, Esq.

and if intended for the Executive, delivered or addressed to:

Donald J. Trump

The Trump Organization

725 Fifth Avenue

New York, New York 10022

Section 4.6 New Jersey Casino Control Act. The Executive has been found qualified by the New Jersey Casino Control Commission as a natural person qualifier of Trump Plaza Associates. Performance of Executive’s duties as chairman of the board and president and chief executive officer of the Company requires his continuing qualification as a natural person qualifier of Trump’s Castle Associates, LP, Trump Plaza Associates and Trump Taj Mahal Associates. The Executive agrees to take all steps necessary to maintain his qualification as a natural person qualifier of such entities in a timely manner.

Section 4.7 Indiana Riverboat Gambling Act. The Executive has been found suitable by the Indiana Gaming Commission as a key person of Trump Indiana, Inc. Performance of Executive’s duties as Chairman of the Board of the Company requires a continuing finding of suitability as a key person of Trump Indiana, Inc. The Executive agrees to take all steps necessary to maintain his suitability in a timely manner.

Section 4.8 National Indian Gaming Commission. The National Indian Gaming Commission has found Executive suitable as a key person of THCR Management Services, LLC. Executive agrees to take all steps necessary to maintain this suitability in a timely manner.

Section 4.9 Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.10 Assignments. This Agreement (other than the right of the Executive to receive payments hereunder) is not assignable and any purported assignment or other transfer of rights or obligations under this Agreement shall be void and of no effect.

Section 4.11 No Joint Venture or Company. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture or a partnership between the parties hereto.

Section 4.12 Amendments. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing signed by the parties hereto. No amendments may be made to this Agreement without the prior approval of the Compensation Committee of the Company.

Section 4.13 Termination. Except as provided in Section 2.1, this Agreement may be terminated by the Company and THCR Holdings only in the event that Executive fails to maintain the licenses and qualifications referred to in Sections 4.6, 4.7 and 4.8 hereof and such failure has a material adverse effect on the Company and its subsidiaries taken as a whole. Executive may terminate this Agreement as provided in Section 2.1 or in the event of a material breach hereof by the Company or THCR Holdings. The provisions of Section 4.4 hereof shall survive termination of this Agreement for any reason for ten years. If this Agreement is terminated as of any date other than December 31 of any year, then the Consolidated EBITDA amounts specified an Sections 3.1(b) and 3.1(c) shall be adjusted ratably downward to reflect the actual number of days elapsed in the year of termination to the date of termination and the amount payable under such Section 3.1(b) shall be similarly adjusted. In the event of a termination of this Agreement by any party, the amount of any Additional Fixed Compensation (adjusted, if appropriate) shall be paid to Executive within 30 days of termination and the amount of any Incentive Fee (adjusted, if appropriate) shall be made paid as soon as practicable, but in no event later than 90 days after termination.

Section 4.14 Limitation on Damages. Neither party shall be liable to the other party for any consequential damages resulting from a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DONALD J. TRUMP

/s/ DONALD J. TRUMP

TRUMP HOTELS & CASINO RESORTS, INC.

By:	/s/ ROBERT M. PICKUS

Authorized Officer

TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.

By:	Trump Hotels & Casino Resorts, Inc. its general partner

By:	/s/ ROBERT M. PICKUS

Authorized Officer

TRUMP ATLANTIC CITY ASSOCIATES

By:	Trump Hotels & Casino Resorts Holdings, L.P. Trump Hotels & Casino Resorts, Inc. its general partner

By:	/s/ ROBERT M. PICKUS

Authorized Officer